Exhibit 23.6

July 18, 2005

Baidu.com, Inc.

12/F, No. 58 West Road,

North Fourth Ring, Beijing

P.R.C. 100080

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal reports addressed to the board of Baidu.com, Inc. (the “Company”) dated 7 March, 2005 and 12 July, 2005 respectively, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

/s/ Patrick Wu
Patrick Wu
Managing Director

Hong Kong, The PRC

July 18, 2005